                                                                    EXHIBIT 10.5



                                                                  CONFORMED COPY


                   CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN
                     OMITTED AND FILED SEPARATELY WITH THE
                  SECURITIES AND EXCHANGE COMMISSION PURSUANT
                    TO A REQUEST FOR CONFIDENTIAL TREATMENT.
                       THE SYMBOL "[*]" HAS BEEN INSERTED
                      IN PLACE OF THE PORTIONS SO OMITTED.


                 AMENDED AND RESTATED NON-COMPETITION AGREEMENT


                           dated as of July 30, 1997


                                     among


                          GALILEO INTERNATIONAL, INC.,

                         GALILEO INTERNATIONAL, L.L.C.,


                                      and


                            UNITED AIR LINES, INC.,


                                UAL CORPORATION,


                                   COVIA LLC,


                              AIR WISCONSIN, INC.


                                      and


                             AIR WIS SERVICES, INC.

                               TABLE OF CONTENTS




                                                                                                                             Page
SECTION 1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

SECTION 2.  Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

SECTION 3.  Additional Permitted Marketing and Distribution of Owner-
             Developed Products and Customized Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

SECTION 4.  Ethical Wall  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 5.  Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

SECTION 6.  Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 7.  Airline Affiliate Review Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 8.  Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

SECTION 9.  Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

SECTION 10.  Rights and Remedies Upon Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

SECTION 11.  Severability of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 12.  Blue-Penciling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 13.  Attorneys' Fees and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 14.  Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 15.  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

SECTION 16.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

SECTION 17.  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

SECTION 18.  Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

SECTION 19.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

SECTION 20.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

SECTION 21.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                              AMENDED AND RESTATED
                           NON-COMPETITION AGREEMENT


                          AMENDED AND RESTATED NON-COMPETITION AGREEMENT (the
"Agreement"), dated as of July 30, 1997, by and among Galileo International, Inc., a Delaware corporation ("Galileo, Inc."), Galileo International, L.L.C., a Delaware limited liability company ("Galileo, L.L.C.", and, together with Galileo, Inc., "Galileo"), Covia LLC, a Delaware limited liability company of which United Air Lines, Inc. is the sole member ("Covia" and the "Group Member-Owner"), UAL Corporation, a Delaware corporation ("UAL" and the "Ultimate Parent Entity"), United Air Lines, Inc., a Delaware corporation ("United" and an "Air Carrier Affiliate"), Air Wisconsin, Inc., a Delaware corporation ("Air Wisconsin" and an "Air Carrier Affiliate") and Air Wis Services, Inc., a Delaware corporation ("Air Wis" and an "Air Carrier Affiliate").

                          WHEREAS, the Group and each Group Member acknowledges
that the scope of the Core Business of Galileo and its subsidiaries is as defined in Section 1 hereof;

                          WHEREAS, certain Group Members may have access to the
trade secrets of, and confidential information concerning, the Core Business which are not available to the public;

                          WHEREAS, the agreements and covenants contained in
this Agreement are essential to protect the value of the Core Business of Galileo;

                          WHEREAS, some or all of the Group Members were
previously parties to a Non-Competition Agreement, dated as of September 16, 1993 (the "Original Non-Competition Agreement"), among some or all of the Group Members and Galileo International Partnership, a Delaware general partnership (the "Partnership");

                          WHEREAS, Galileo, L.L.C., a wholly owned subsidiary
of Galileo, Inc., is the successor in interest by merger (the "Merger") to all of the Partnership's rights and obligations under the Original Non-Competition Agreement;

                          WHEREAS, as a result of the Merger, the Group
Member-Owner's former partnership interest in the Partnership has been converted into its Galileo Interest;

                          WHEREAS, the Group Members and Galileo wish to amend
and restate the terms of the Original Non-Competition Agreement as set forth herein;

                          WHEREAS, the Group Member-Owner acknowledges that its
agreements and covenants set forth herein are an integral part of the arrangements between itself and its Affiliates, on the one hand, and Galileo and its Affiliates, on the other hand, and that but for such agreements and covenants, Galileo would not enter into the arrangements relating to the Group Member-Owner's Galileo Interest;

                          NOW, THEREFORE, in consideration of the mutual
covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties agree as follows:

                          SECTION 1.  Definitions.  As used in this Agreement,
the following terms have the following meanings:

                          "Affiliate" means, with respect to any entity at any
time, a Person (i) that at such time owns or controls, directly or indirectly, 50% or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, (ii) 50% or more of whose capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights at such time is owned or controlled, directly or indirectly, by such entity or (iii) 50% or more of whose capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights at such time is owned or controlled, directly or indirectly, by another Person that at such time owns or controls, directly or indirectly, 50% or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights; provided, however, that Galileo shall be deemed not to be an "Affiliate" of any Owner or any Affiliate thereof; and provided, further, that (i) no Owner shall be deemed to be an "Affiliate" of any other Owner or any Affiliate thereof solely by virtue of its Galileo Interest; and (ii) Instituto Per La Riconstruzione Industriale S.p.A., the Government of the Republic of Ireland and any ministry thereof, the Republic of Austria and its agencies, the Republic of Greece and its agencies, the Republic of Portugal and its agencies, and the Government of The Netherlands or any political subdivision or instrumentality thereof shall not be deemed to be an "Affiliate" of any Person.

                          "Air Carrier" means a Person that directly or
indirectly or by lease provides commercial passenger air transportation.

                          "Air Carrier Competitor" means, with respect to the
Group Member-Owner's Principal Air Carrier Affiliate, an Air Carrier that such Group Member-Owner's Principal Air Carrier Affiliate reasonably believes is a significant competitor thereof either overall or in a particular market segment, provided that in seeking relief pursuant to Section 7 with respect to such Air Carrier Competitor the petitioner shall specify whether they are seeking specific market relief or general relief and notwithstanding such request, the AARB, if finding in favor of the petitioner, may grant either specific market or general relief as it deems appropriate.

                          "Board" means the Board of Directors of Galileo, Inc.

                          "Business Day" means any day except a Saturday,
Sunday, or other day on which commercial banks in Chicago, Illinois or London, England are authorized by law to close.

                          "Computer Services Agreement" means the Amended and
Restated Computer Services Agreement, dated as of July 30, 1997 entered into between Galileo, L.L.C. and United.

                          "Core Business" means the provision of Reservations
Services (excluding Cargo Services) to Neutral Travel Providers.

                          "CRS Company" means any of SABRE, Amadeus/System One,
Abacus, Axxess, Infini, Worldspan, or any successor in interest thereto, or any other Person other than Galileo that has earned at least 50% of its revenues in any of its preceding three fiscal years, or such shorter time that it has been in business, from the Core Business.

                          "CRS Owner" means any Person, other than a Group
Member with respect to its direct or indirect ownership interest in Galileo, that is not a CRS Company and either, (a) beneficially owns, directly or indirectly, an interest in a CRS Company, or (b) has earned more than 5% but less than 50% of its revenues in any of its preceding three fiscal years, or such shorter time that it has been in business, from the Core Business.

                          "Director" means a director of Galileo, Inc.

                          "Distributor" means a Person which has entered into,
or enters into, a Distributor Agreement with Galileo.

                          "Distributor Agreement" means any distributor
agreement entered into between Galileo and any Person.

                          "Effective Date" means the effective date of the IPO.

                          "Galileo Interest" means an Owner's ownership
interest in the capital stock of Galileo.

                          "Group" means the Group Member-Owner signatory
hereto, the Group Member-Owner Distributor signatory hereto, the Ultimate Parent Entity of such Group Member-Owner, the Principal Air Carrier Affiliate, and any other Air Carrier Affiliate of any of the foregoing and the Affiliates of any of them (each individually a "Group Member").

                          "Internal Reservations System" means the central
processing hardware utilized by a Group Member-Owner's Air Carrier Affiliate (including hardware operated on behalf of such Air Carrier Affiliate by a third party) to provide its Internal Reservations Services.

                          "National Distributor Coordinating Committee" means
the committee comprised of one individual from each Group Member- Owner Distributor, if any, which is a party to a Distribution Sales and Service Agreement with Galileo, which individual shall be appointed by such Group Member-Owner Distributor.

                          "National Product" means a Reservations Service,
Accounting Service, or Commercial Service (i) that is not otherwise available from Galileo and (ii) that is developed or licensed at a Group Member's cost. National Products will include products not otherwise available from Galileo that are developed as "National Products" by Galileo in accordance with the terms of the applicable Distributor Agreement between Galileo and the Group Member-Owner Distributor.

                          "Owner" means any signatory hereto or to any other
Non-Competition Agreement with Galileo that holds any shares of capital stock of Galileo.

                          "Preferred Stock" means the Preferred Stock, par
value $0.01 per share, of Galileo, Inc., in Series A through G.

                          "Principal Air Carrier Affiliate" means United;
provided, however, that for purposes of Section 7(c) only, "Principal Air Carrier Affiliate" means United, Air Wisconsin and Air Wis.

                          "Sales Representation Agreement" means any sales
representation agreement entered into between Galileo, L.L.C. and any Group Member.

                          "Significant Competitor" means (i) any entity that,
within the immediately preceding six-month period, accounted for more than 10% of direct access product bookings or ticketing within any of the billing territories established by the Galileo International Global Airline Distribution Agreement, as substantiated on the basis of independent data provided by ARC or BSPs or marketing or billing information provided by other Persons, Galileo to provide any such information which is in its possession and it is legally permitted to provide, or (ii) if the measure of an entity's market share cannot be established after consultation with Galileo and exchange between Group Member and Galileo of information regarding the entity's market share, any entity that a Group Member Owner's Principal Air Carrier Affiliate reasonably believes is a Significant Competitor of Galileo.

                          Other capitalized terms used in this Agreement and
not defined in this Section 1 shall have the meanings ascribed to them elsewhere in this Agreement or in Annex I hereto; provided, however, that in the event of any conflict in the definitions of such terms, the definitions in this Section 1 and elsewhere in this Agreement shall control.

                          SECTION 2. Non-Competition.  (a)  Except through the
Group Member-Owner's Galileo Interest, or as otherwise provided in this Agreement or pursuant to a Distributor Agreement or a Sales Representation Agreement, until this Agreement is terminated, neither the Group nor any Group Member shall engage in the Core Business, own an interest in a CRS Company, be a CRS Owner or own an interest in a CRS Owner.

                          (b)     A Group Member may acquire and own an
interest that represents no more than 5% of the voting interests in a CRS Owner or a CRS Owner may acquire and own an interest that represents no more than 5% of the voting interests in a Group Member (either a "De Minimis Interest"); provided, that in either case the Person acquiring such De Minimis Interest does not have a representative on the board of directors (or similar governing body, if not a corporation) of the CRS Owner or Group Member, as the case may be.

                          (c)     A Group Member may acquire and own an
interest that represents no more than 25% of the voting interests in a CRS Owner or a CRS Owner may acquire and own an interest that represents no more than 25% of the voting interests in a Group Member (either, a "Minor Interest") so long as the Group complies with the provisions of Section 4 below, except with respect to a De Minimis Interest, for which compliance with Section 4 is not required. A Group Member shall be permitted to acquire and own an interest that represents more than 25% of the voting interests in a CRS Owner and a CRS Owner shall be permitted to acquire and own an interest that represents more than 25% of the voting interests in a Group Member (either, a "Major Interest") so long as the Group Member complies with the provisions of Section 5 below.

                          (d)     Notwithstanding the foregoing, nothing herein
shall prohibit a Group Member from:

                          (i) providing Internal Airline Services or Internal Reservations Services for itself or for another Air Carrier; to the extent that a Group Member provides Internal Reservations Services to an Air Carrier that is not a Group Member, use of the Internal Reservations Services by such Air Carrier shall not be restricted by this Agreement and the Group and the Group Member providing such services shall be deemed not to have violated this Agreement as a result of such use; provided, however, the Group and the Group Member providing such services shall be deemed to have violated this Agreement if the Group Member's conduct is such that the probable result thereof would be material competition with the Core Business;

                          (ii)    providing Cargo Services to any Person;

                          (iii) providing Reservations Services to Other Customers, either through its Internal Reservations System or, at its direction, through the Computer System and marketing such services directly to Other Customers; provided, that such Group Member shall take all reasonable steps necessary to ensure that such services are not used by Neutral Travel Providers, other than for their Non-Neutral Travel Business (the "Ancillary Use Restrictions");

                          (iv) providing services (including Reservations Services) to Other Customers using Direct Access Products, either through its Internal Reservations System, a Direct Access Distribution Channel or, at its direction, through the Computer System, or otherwise, and marketing such Direct Access Products directly to Other Customers; provided, that, such Group Member shall take all reasonable steps necessary to ensure that the Ancillary Use Restrictions are complied with;

                          (v) providing Owner-Developed Products to any of its Other Customers;

                          (vi) competing with Galileo or any other Person outside the Core Business;

                          (vii) participating, as a Vendor, in competing computer reservations systems owned or operated by one or more Vendors or Vendor Affiliates ("Competing CRS Systems") or in such systems owned or operated by Persons not Vendors or Vendor Affiliates, such as Prodigy, Istel, Videotel, Minitel, Smart Phone, Microsoft Network and Compuserve, that are not otherwise Competing CRS Systems ("Other Systems"); provided that, except as provided in subsections
                    (iv), (viii) or (xiii) of this Section 2(d), no Group Member may assist in the marketing of a Competing CRS System to any Person or in the marketing of an Other System to Persons other than individuals;

                          (viii) promoting its airline products and services distributed through any distribution channel (including a Competing CRS System), so long as any such promotion does not, in the view of a reasonable person, refer negatively to Galileo or its products, either implicitly or explicitly; provided that the mere participation of such Group Member in any such distribution channel shall not be deemed in and of itself to refer negatively to Galileo or its products; provided further that in the event the promotion in accordance with this clause (viii) involves the promotion of the product of a Competing CRS System and Galileo offers a comparable product in such distribution channel (in functional, financial and commercial terms and with due regard to prevailing market conditions) to the product which a Group Member is promoting through such distribution channel, then such Group Member shall promote Galileo's product in a manner similar to, and to the same extent that, such Group Member promotes the distribution of such comparable product through any such distribution channel, except to the extent that promotion of Galileo's product would be commercially unreasonable or not proportionate to the breadth and depth of Galileo's product; provided further that, for the purposes of this subsection (viii), a Galileo product which cannot be biased in favor of the promoting Group Member's Principal Air Carrier Affiliate shall not be deemed to be comparable to a product of a Galileo competitor which may be biased in such manner, it being understood that no Group Member will be required to promote a Galileo product that is biased exclusively in favor of one or more non-Group Member Air Carriers.

                          (ix) providing National Products to Neutral Travel Providers either through its Internal Reservations System or, at its direction, through the Computer System, but only until such time as Galileo develops a "Replacement Product" as defined in the Distributor Agreement;

                          (x) in the case of the Group Member-Owner Distributor executing this Agreement, providing Distribution Services or other products or services that such Group Member-Owner Distributor determines are required by its National Territory and that Galileo, after consultation with such Group Member-Owner Distributor, has elected not to provide, so long as the functionality provided is compatible with and does not conflict with Galileo's Distribution Services;

                          (xi) holding an interest in SITA or any other air transportation industry cooperative organization that is not a CRS Company or a CRS Owner, or having a representative on the board of directors of any such organization;

                          (xii) providing such services to such Persons as may be mandated, from time to time, under applicable CRS Rules; or

                          (xiii) marketing and distributing Owner-Developed Products and Customized Products in accordance with the provisions of Section 3 below.

                          (e)     No Group Member shall refer to any Person
other than Galileo any business opportunity within the scope of the Core
Business.

                          SECTION 3. Additional Permitted Marketing and
Distribution of Owner-Developed Products and Customized Products. (a) A Group Member may develop, market and distribute Owner-Developed Products and Customized Products directly to any of its Other Customers other than through Neutral Travel Providers, provided that the non-competition obligations of the Group Members under Sections 2(a), (b) and (c) of this Agreement shall remain in full force and effect. No Group Member, other than a Group Member providing customer support and service to such Other Customers pursuant to paragraph 4 of Appendix I of this Agreement, shall receive a booking fee split or any other revenues from Galileo for any Owner-Developed Product or Customized Product bookings, or any other direct access product bookings.

                          (b)     In addition to a Group Member's rights under
Section 3(a), nothing herein shall prohibit a Group Member from developing, marketing and distributing Customized Products to corporate and consumer Other Customers through Neutral Travel Providers and permitting Neutral Travel Providers to support the use of such Customized Products by such Other Customers, subject to Appendix I of this Agreement and the following:

                          (i) such Customized Products run only against a System used by Galileo to provide Reservations Services to Neutral Travel Providers and result in the payment of applicable booking fees to Galileo;

                          (ii) all customization, when performed by or on behalf of Galileo, and display services in respect of such Customized Products are consistent with the provisions of the Computer Services Agreement, or with such other terms as Galileo and the Group Member agree upon; and

                          (iii) such Customized Products are distributed by the Group Member in coordination with Galileo and the distributor or Sales Representative, if any, for the territory in which such Customized Products are used by, or distributed through, a Neutral Travel Provider, whether any such distributor is Galileo itself, a wholly owned subsidiary of Galileo or a Person acting as a Distributor pursuant to a Distributor Agreement, provided that nothing herein will require such Group Member to use the services of any of the aforementioned entities.

                          (c)     In addition to a Group Member's rights under
Section 3(a), in the event that Galileo cannot or, for any reason, does not, produce any Customized Products on commercially reasonable third party terms, then a Group Member may develop, market and distribute Owner-Developed Products to corporate and consumer Other Customers through Neutral Travel Providers in lieu of Customized Products pursuant to Section 3(b) above, subject to the applicable provisions of Appendix I hereof, and may permit Neutral Travel Providers to support the use of those Owner-Developed Products by such Other Customers, provided that the Group Member shall not develop, market or distribute any such Owner-Developed Product unless it has given Galileo reasonable prior written notice of the Group Member's intention to develop, market and distribute such product.

                          (d)     As required by applicable law and regulation,
Galileo may provide its direct access products and related services (which will not be deemed to include Owner-Developed Products or Owner-purchased customization features) to all participating carriers on non-discriminatory terms.

                          SECTION 4. Ethical Wall.  (a)  A Group Member or a
CRS Owner may acquire and own a Minor Interest so long as the Group is in compliance with each of the following:

                          (i)     No Group Member shall disclose any
                    Confidential Information to the CRS Owner, the CRS Company owned by the CRS Owner (or their respective Affiliates) or to any Group Member that might make such Confidential Information available to the CRS Owner or the CRS Company owned by the CRS Owner (or their respective Affiliates).

                          (ii) The Group shall have established and shall strictly enforce internal administrative procedures (an "Ethical Wall") to (x) maintain a complete segregation of the operations and personnel of Galileo, on the one hand, and the CRS Owner or the CRS Company owned by the CRS Owner (or their respective Affiliates), on the other, and (y) restrict the flow of Confidential Information from the Group to the CRS Owner, the CRS Company owned by the CRS Owner (or their respective Affiliates) or to any Group Member that might make such Confidential Information available to the CRS Owner or the CRS Company owned by the CRS Owner (or their respective Affiliates).

                          (iii) Within 15 days of the date on which a Group Member or CRS Owner has acquired a Minor Interest, and annually thereafter, the Group shall deliver to Galileo a valid, binding and irrevocable undertaking, reasonably satisfactory in form and substance to Galileo, stating that each Group Member will comply with the terms of this
                    Section 4 and setting forth the procedures to be utilized by the various parties thereto.

                          (b)     The procedures comprising an Ethical Wall
shall include, without limitation, the following: (i) preparation of a detailed confidentiality memorandum approved by Galileo which shall be signed periodically by each recipient of Confidential Information; (ii) confidentiality legends on correspondence and memoranda; (iii) use of code names to avoid disclosure of competitively sensitive information relating to customers, supplier and vendors; (iv) telephone communications confidentiality procedures; (v) restriction of internal communications to those persons acknowledged by Galileo to have a demonstrated "need to know"; (vi) channeling of Confidential Information through a designated individual approved in advance by Galileo; (vii) prohibition against responding to outside inquiries concerning the commercial aspects of the Core Business, which inquiries shall be referred to Galileo; (viii) internal document control, including file maintenance and document destruction; (ix) word processing and expense record controls to assure confidentiality; and (x) appropriate acknowledgment and periodic compliance certification procedures.

                          (c)     In the event that it is alleged by a majority
of the whole Board (excluding for purposes of determining the size of the Board and the vote required to obtain a majority of the whole Board any Director or Directors elected by any Group Member) that the Group or any Group Member has not (x) established an adequate Ethical Wall or (y) strictly enforced such Ethical Wall at any time (either, an "Ethical Wall Breach"), and the Group Member-Owner disputes such allegation, such dispute shall be submitted to arbitration pursuant to Section 9 hereof to determine whether such an Ethical Wall Breach has occurred. If (i) the Group Member-Owner does not dispute such allegation or (ii) the Arbitrator determines that the Group or any Group Member has committed an Ethical Wall Breach, the Group shall comply with the provisions of Section 5 below.

                          SECTION 5. Restrictions.  (a)  If a Group Member
shall be a CRS Owner, or any Group Member shall acquire or own a Major Interest or shall have a Major Interest in itself held by a CRS Owner or shall have committed an Ethical Wall Breach, Galileo and all other Owners will not provide to the Group any Confidential Information and no Director elected by any Group Member shall be permitted to attend any meeting of Galileo (including, without limitation, meetings of the Board or any committee thereof) or to vote on any matters before the Board or any committee thereof, and, in the case of the Group Member-Owner Distributor, no representative of such Group Member-Owner Distributor shall be permitted to attend any meeting of the National Distributor Coordinating Committee, or any other committee or organization formed by or for Distributors, for a period of 20 Business Days (the "Freeze Period") commencing on the date of the event that triggered this Section 5 (the "Trigger Date") and the Parties shall comply with the following procedures:

                          (i) within six (6) Business Days of the Trigger Date, the Group Member-Owner shall submit a written plan (the "Group's Plan") to Galileo detailing the procedures to be taken by the Group and Galileo to ensure that the CRS Owner and the CRS Company owned by the CRS Owner, and their respective Affiliates, will not have access to any Confidential Information or to any individual who has access to any Confidential Information;

                          (ii) within six (6) Business Days of the receipt of the Group's Plan, the Board shall meet (such meeting may be held telephonically) to consider the Group's Plan, a majority of the whole Board (excluding for purposes of determining the size of the Board and the vote required to obtain a majority of the whole Board any Director or Directors elected by any Group Member) may accept the Group's Plan or propose its own plan ("Galileo's Plan") detailing the procedures to be taken by the Group and Galileo to ensure that the CRS Owner and the CRS Company owned by the CRS Owner, and their respective Affiliates, will not have access to any Confidential Information or to any individual who has access to any Confidential Information; and

                          (iii) if the Group's Plan is not approved pursuant to subclause (ii) above, then within three (3) Business Days of the approval of Galileo's Plan, the Group Member-Owner shall notify Galileo whether it will accept Galileo's Plan or whether it will submit the matter to arbitration pursuant to Section 9 hereof; provided, that if the Group Member-Owner elects to submit the matter to arbitration the Freeze Period shall be extended until the completion of the arbitration process.

                          (b)     In formulating Galileo's Plan, the Board
shall consider, among others, the following factors: (i) the nature of the relationship between the Group and the CRS Owner; (ii) the extent to which the CRS Owner and the CRS Company compete with Galileo in the Core Business; (iii) the independence of the Group's management from the management of the CRS Owner and the CRS Company; (iv) the adequacy of the Ethical Wall to prevent communication of the Confidential Information among commonly controlled Persons; (v) the burden that Galileo's Plan will place on the Group; and (vi) the costs and risks the Group's Plan will impose on Galileo.

                          (c)     If a Group Member shall be a CRS Owner or if
the Major Interest purchased by or invested in a Group Member exceeds 50%, Galileo's Plan may require divestiture, at such Group Member's option, of (A) the Group Member's interest in the CRS Owner, (B) the CRS Owner's interest in the Group Member, or (C) the Group Member's interest in Galileo. In the event the Group Member elects not to divest its interest in the CRS Owner or elects not to cause the divestiture of the CRS Owner's interest in the Group Member, then promptly after the earlier of (i) the approval of Galileo's Plan or (ii) the rendering of an Award confirming Galileo's Plan, any Director or Directors elected by any of the Group Members shall immediately resign from the Board and the Group Member shall begin an orderly divestiture of its shares of Galileo, Inc. capital stock in a reasonable manner approved by the Board of Galileo, Inc.

                          SECTION 6. Consent.  Any Group Member, either alone
or in combination with any other Person, without violating any provision of this Agreement or any duty of the Group to Galileo or any other Owner or any Affiliate thereof and without incurring any obligation or liability to Galileo or any other Owner or any Affiliate thereof, may engage in activities that would otherwise be prohibited pursuant to Section 2 hereof if: (i) such Group Member has given written notice to each member of the Board specifying the nature of such activities, (ii) the Board, by a majority vote of those Directors (excluding any director elected by any Group Member), specifically authorizes such Group Member to engage in such activities, and (iii) the Group Member actively begins to pursue such activities within 90 days of such authorization.

                          SECTION 7. Airline Affiliate Review Board.  (a)  If
an Air Carrier Competitor of a Group Member-Owner's Principal Air Carrier Affiliate engages in an activity that such Principal Air Carrier Affiliate is prohibited from engaging in pursuant to

Section 2 (other than any activity that is the subject of Sections 2(b) or (c) or any activity permitted pursuant to Section 6) and such Principal Air Carrier Affiliate (i) reasonably believes that it will be materially disadvantaged by not being able to engage in such activity and (ii) either (A) is unlikely in the reasonable judgment of such Principal Air Carrier Affiliate to receive Board approval to engage in the activity pursuant to Section 6 because of the activity's probable effect on the business of Galileo or (B) has sought and failed to receive Board approval pursuant to Section 6, then such Principal Air Carrier Affiliate (an "AARB Petitioner") may seek approval to engage in the activity from Galileo's Airline Affiliate Review Board ("AARB") in accordance with the provisions of this Section 7. Neither the Principal Air Carrier Affiliate nor any of its Affiliates shall engage in such activity, whether directly or indirectly, until the later of (x) ten Business Days after the date on which the AARB reaches a decision permitting such activity or (y) in the event Galileo appeals a decision by the AARB permitting such activity pursuant to Section 7(l), the date on which an Award is rendered permitting such activity.

                          (b)     An AARB Petitioner may initiate a review by
the AARB of its requested activity by submitting a written petition (an "AARB Petition") to Galileo. The AARB Petition shall specify the nature of the activity to be engaged in, the nature of the relief sought, the likely impact upon the Principal Air Carrier Affiliate of the denial of such relief, the likely impact upon Galileo, in the view of the AARB Petitioner, of the granting of such relief, and suggested terms for the granting of such relief. The AARB Petitioner may set forth several alternative proposals for relief. Such petition shall be limited in length to ten (10) typed, single spaced pages (excluding any evidentiary exhibits included therein).

                          (c)     The AARB shall be composed of one senior
executive from each Principal Air Carrier Affiliate whose Group Member-Owner is entitled to elect one or more Directors as a result of its ownership of one or more shares of Preferred Stock, provided that (i) the AARB shall not include any representative of the AARB Petitioner or its Affiliates, (ii) no Board member shall be a member of the AARB and (iii) the AARB shall not include any representative of any Group Member that has terminated or is not in compliance with its Non- Competition Agreement.

                          (d)     Not later than 20 days after the receipt by
Galileo of an AARB Petition, each Owner entitled to appoint a representative to the AARB pursuant to the provisions of Section 7(c) shall deliver to all members of the Board written notice of the identity of the individual nominated by such Owner to serve as its AARB representative (an "AARB Member").

                          (e)     In the event the AARB would consist of an
even number of members and such number is greater than two, then the AARB shall exclude the representative of the Owner selected in accordance with the lottery procedures set forth in Exhibit A hereto. In the event that the AARB would consist of only one member, or in the event that no AARB may be constituted in accordance with the foregoing procedures, the AARB Petition shall be resolved in accordance with the appeal provisions set forth in Section 7(l).

                          (f)     Not later than 30 days after the receipt by
Galileo of an AARB Petition, Galileo may submit to the AARB Petitioner and to each of the AARB Members a written reply to the AARB Petition (limited in length to ten (10) typed, single spaced pages (excluding any evidentiary exhibits included therein)), stating Galileo's position regarding the requested relief (the "Galileo Response"). Any such Galileo Response shall specify Galileo's views on the likely result of granting the requested relief, and suggested terms, if any, for conditioning the granting of relief on certain actions by the AARB Petitioner. The Galileo Response may propose that the requested relief be denied and may also set forth several alternative conditions to the granting of relief.

                          (g)     Not later than 40 days after the receipt by
Galileo of an AARB Petition, the AARB shall convene, either in person or by telephone or video conference. The AARB Petitioner and, in the event Galileo submits a Galileo Response, a representative of Galileo shall each be permitted to present its views in person to the AARB. The AARB shall reach a decision within 40 days after the receipt of the Galileo Response.

                          (h)     In reaching its determination, the AARB shall
consider, without limitation, in addition to the damage likely to result to the Principal Air Carrier Affiliate, on the one hand, and Galileo, on the other hand, whether allowance of such activity would be inconsistent with the arrangements between such Principal Air Carrier Affiliate and Galileo, including without limitation such Principal Air Carrier Affiliate's affiliation with a Distributor, and its employment as a sales representative of Galileo. The AARB shall not consider any information other than the information provided in the AARB Petition and the AARB Petitioner's oral presentation, if any, and in the Galileo Response and Galileo's oral presentation, if any.

                          (i)     The AARB shall permit the requested activity
upon a Principal Air Carrier Affiliate's demonstration to the AARB's satisfaction that the damage to such Principal Air Carrier Affiliate from continued prohibition of such activity would be greater than the damage which would be suffered by Galileo if such activity were allowed. Each of the AARB Petitioner and Galileo shall be able to present its respective case for whether damages should be measured based on revenues, contribution margin, profits or cash flows (the "Financial Factor(s)") along with its position on the relevance of such Financial Factor(s). Such damages will be calculated, in the case of the Principal Air Carrier Affiliate, as the relevant Person's Financial Factor loss by continued prohibition of the activity as a percentage of such Person's annual Financial Factor and in the case of Galileo as the Financial Factor loss by allowance of the activity as a percentage of Galileo's annual Financial Factor. The AARB will choose and specify a single Financial Factor in calculating the damages associated with the AARB Petitioner and Galileo giving due consideration to each of the Financial Factor(s).

                          (j)      The AARB shall have the right to condition
its allowance of any requested activity upon divestiture of the Group Member-Owner's Galileo Interest, or of the termination of its right, if any, to sell or otherwise distribute the products and services of Galileo, or upon the modification or termination of any of the Group's other arrangements with Galileo. The AARB may also condition its allowance of any requested activity upon payment of compensation to Galileo. Upon acceptance of any such allowance of an activity by the AARB, each Group Member shall be deemed to accept any associated conditions imposed by the AARB and shall be deemed to waive any right to appeal, delay, or otherwise contest the associated conditions while pursuing the requested activity; provided, however, that upon rejection of any such allowance of an activity by the AARB, nothing in this Section 7(j) will prevent a Group Member from appealing any decision of the AARB.

                          (k)     The AARB shall make its determination in
accordance with the vote of a majority of its members, or in the event the AARB is composed of only two members, by a unanimous vote. The AARB shall issue a written statement (the "AARB Determination") finding entirely in favor of one of the proposals set forth in the AARB Petition or entirely in favor of one of the proposals set forth in the Galileo Response, provided that if there is no Galileo Response, the AARB Determination shall either be entirely in favor of one of the proposals set forth in the AARB Petition or shall condition acceptance of the request for relief on any conditions the AARB deems appropriate.

                          (l)     Not later than ten days after the earlier of
(i) the date on which the parties determine that an AARB comprised of two or more members cannot be constituted in accordance with this Section 7, (ii) in the event there are only two AARB members, the date on which one or both of such AARB members report to the AARB Petitioner and Galileo that they cannot reach a unanimous decision with regard to the AARB Petition, or (iii) the rendering of the AARB Determination, either the AARB Petitioner or Galileo may, in the case of clauses (i) and (ii) of this Section 7(l), submit the AARB Petition for arbitration, or, in the case of clause (iii) of this Section 7(l), appeal the AARB Determination, in each case pursuant to the arbitration provisions of Section 9. In the event any such arbitration proceeding is commenced, (A) neither the AARB Petitioner nor Galileo shall be entitled to act on any aspect of the proposed activity that is the subject of such AARB Petition or an AARB Determination until any such appeal, if any, has been exhausted, and (B) the Arbitrator shall make a determination regarding the allowance or the prohibition of the activity that is the subject of the AARB Petition on the basis of the standards set forth in this Section 7.

                          (m)     Notwithstanding anything to the contrary
herein, subsequent to the rendering of the AARB Determination or the issuance of an Award there occurs a significant change in circumstances that was not anticipated by either Galileo or the AARB Petitioner, nothing shall prohibit Galileo or the AARB Petitioner from:

                          (i) seeking a reconsideration of the AARB Determination or the Award in light of the change in circumstances, in which case any such reconsideration shall be conducted in accordance with the procedures established by this Section 7 (substituting, if and as appropriate, Galileo for the AARB Petitioner, and vice versa), and in connection therewith the AARB shall take into consideration any newly developed evidence of the results of allowance or prohibition of the requested activity; or

                          (ii) seeking to have the compensation to Galileo reduced or increased in accordance with the procedures described in Section 7(m)(i); and

                          (iii) the reasonable out of pocket costs of the AARB Petitioner, the AARB and Galileo related to such reconsideration will be borne by the party requesting such reconsideration.

                          (n)     Notwithstanding anything to the contrary
herein, an AARB Petitioner may not seek approval to engage in the same or a similar activity pursuant to this Section 7 more than once in any twelve-month period.

                          SECTION 8. Confidential Information. Each Group
Member shall, and shall cause its officers, directors, employees and agents (including, without limitation, any Director elected by any Group Member) (collectively, "Representatives") to, keep secret and retain in strictest confidence all Confidential Information, and shall not disclose such Confidential Information and shall cause its Representatives not to disclose such Confidential Information to anyone outside such Group Member or Galileo and its agents; nor may a Group Member or any of its Representatives exploit such Confidential Information for its benefit or the benefit of other relationships with customers of any Group Member; provided, however, nothing in this Section 8 is meant to affect any rights or obligations of the Parties under any license agreements granted by Galileo. The obligations under this
Section 8 shall survive for a period of five (5) years commencing on the termination of this Agreement.

                          SECTION 9. Disputes.  Subject to the final sentence
of Section 9, any dispute arising between the parties to this Agreement involving the subject matters covered by this Agreement shall be submitted to arbitration under this Section 9. Any party asserting a breach of this Agreement shall notify the other party of such alleged breach (a "Dispute Notice") and the parties shall attempt to resolve such dispute amicably. An individual will be appointed by each party to such dispute and such individuals shall meet and attempt to negotiate, in good faith, a resolution of the dispute. If such individuals shall fail to resolve the dispute within fourteen
(14) Business Days of the date of the Dispute Notice, either party to the dispute may notify the other party that it wishes to commence an arbitration proceeding under this paragraph (an "Arbitration Request"). The party commencing the arbitration (the "Petitioner") shall include in the Arbitration Request (a) a statement of the facts constituting the alleged breach or dispute, (b) a written statement of position ("Statement") regarding the dispute, and (c) the name of an individual designated by it to appoint an Arbitrator (an "elector"). The Statement shall state the facts and arguments in support of the position taken by the party submitting such Statement and shall detail that party's proposed solution and relief sought (if any). The party with whom the Petitioner has its dispute (the "Respondent") shall within five (5) Business Days after the date of the Arbitration Request designate a second elector by notice to the Petitioner, but if the Respondent shall fail to do so within such period the Petitioner may designate an elector on Respondent's behalf. The electors chosen by the Petitioner and the Respondent shall attempt to agree upon an arbitrator (the "Arbitrator"), but if they are unable to do so within (20) Business Days after the designation of the second elector, then either elector thereafter may apply to the American Arbitration Association (the "Association") for the selection of the Arbitrator in accordance with the Commercial Arbitration Rules of such Association. The Arbitrator so selected shall have full power to decide any dispute referred to in this paragraph. The arbitration proceedings shall be conducted in the English language, and the place of arbitration and the making of the Award (as defined below) shall be the City of New York. The United Nations Commission on International Trade Law ("UNCITRAL") rules of commercial arbitration shall apply to any arbitration commenced pursuant to this paragraph, as modified by the following procedure:

                          (a)     Within five (5) Business Days of the
                    selection of the Arbitrator (the "Commencement Date"), the Respondent shall deliver its Statement regarding the dispute to the Arbitrator and the Petitioner.

                          (b) Within fifteen (15) Business Days from the Commencement Date, each of the Petitioner and Respondent shall deliver to the Arbitrator and to the other party, a response ("Response") to the other party's Statement setting forth opposing facts and arguments and limited in length to ten (10) typed, single spaced pages (excluding any evidentiary exhibits included therein).

                          (c) Within twenty (20) Business Days from the Commencement Date each of the Petitioner and the Respondent may deliver to the Arbitrator and to the other party, a reply to the Response limited to setting forth facts and arguments in rebuttal to the Statement and Response of the other party and limited in length to five (5) typed, single spaced pages (excluding any evidentiary exhibits included therein).

                          (d) Within twenty-five (25) Business Days from the Commencement Date each of the Petitioner and the Respondent shall present an oral summation of its position to the Arbitrator in the presence of the other party in accordance with such rules of procedure including, without limitation, length of presentation and right of cross-examination, as the Arbitrator shall determine in writing and deliver to the parties not less than three (3) Business Days prior to such hearing; provided, however, that such hearing shall not exceed eight (8) hours in total and may not be adjourned except for extraordinary circumstances beyond the control of the parties.

                          (e) The Arbitrator shall either issue his decision and award ("Award") or request a further meeting of the parties within fifteen (15) days of the hearing.

                          (f) Any such further meeting of the parties shall take place within five (5) Business Days of the request therefor and shall be conducted as determined by the Arbitrator. The Arbitrator shall issue his Award no later than fifteen (15) days after any such further meeting of the parties.

                          (g) The Award shall be in writing and shall be limited to a decision either completely in favor of Petitioner's request for relief or completely in favor of Respondent's request for relief. The Award shall be final and binding upon the parties and judgment may be entered thereon in any court of competent jurisdiction and the costs and expenses of such arbitration shall be borne by the party losing such arbitration.

                          (h) In the event that the Arbitrator fails to render his Award within the time limits contained in Sections 9(e) or (f), the Arbitrator shall, nonetheless, retain jurisdiction over the dispute for a reasonable period of time.

                          This section shall in no way affect the right of any
party to seek such interim relief, and only such relief, as may be required to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.

                          SECTION 10.  Rights and Remedies Upon Breach.  (a)
Notwithstanding anything in Section 9 hereof, if a Group Member breaches, or threatens to commit a breach of, any of the provisions of Section 2 or Section 8 hereof (the "Group Member Restrictive Covenants"), Galileo shall have the right and remedy to have the Group Member Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Galileo and that money damages will not provide an adequate remedy to Galileo. Nothing in this Section 10 shall be construed to limit the right of Galileo to collect money damages in the event of a breach of the Group Member Restrictive Covenants.

                          (b)     Notwithstanding anything in Section 9 hereof,
if Galileo breaches, or threatens to commit a breach of, any of the provisions of Section 7 hereof (the "Galileo Restrictive Covenants"), each Group Member shall have the right and remedy to have the

Galileo Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Nothing in this
Section 10 shall be construed to limit the right of any Group Member to collect money damages in the event of a breach of the Galileo Restrictive Covenants.

                          SECTION 11.  Severability of Covenants.  If any court
determines that any of the Restrictive Covenants, or any part thereof, is invalid, illegal or unenforceable, the remainder of the Restrictive Covenants shall, to the extent enforceable under applicable law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid, illegal or unenforceable, provided that if the economic or legal substance of the principles and transactions contemplated in this Agreement is affected in a manner materially adverse to any party as a result of the determination that a provision hereof is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original interest of parties as closely as possible in an acceptable manner to the end that the principles and transactions contemplated hereby are fulfilled to the closest extent possible, provided further that each Group and Group Member shall enter into the same modification with respect to its non-competition agreement with Galileo.

                          SECTION 12.  Blue-Penciling.  If any court determines
that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such court shall have the power to modify any such provision, to the extent necessary to render the provision enforceable, and such provision as so modified shall be enforced.

                          SECTION 13.  Attorneys' Fees and Costs.  In the event
of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute. In construing this Agreement, none of the parties shall have any term or provision construed against such party solely by reason of such party having drafted the same.

                          SECTION 14.  Cumulative Remedies.  Each of the
several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of anyone of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default hereunder be construed as a waiver of any other default hereunder.

                          SECTION 15.  Amendments.  This Agreement may not be
amended except by an instrument in writing signed by the Parties.

                          SECTION 16.  Governing Law.  This Agreement shall be
construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.

                          SECTION 17.  Notice.  All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17):

                          (a)     if to Galileo:

                                  Galileo International, Inc.
                                  5350 S. Valentia Way
                                  Englewood, Colorado 80111
                                  Telecopy:  (303) 397-5020
                                  Attention:  Babetta R. Gray, Esq.

                                  with a copy to:

                                  Shearman & Sterling
                                  599 Lexington Avenue
                                  New York, New York  10022
                                  Telecopy:  212-848-7179
                                  Attention:  Clare O'Brien, Esq.

                          (b)     if to United or Covia

                                  United Air Lines, Inc.
                                  Post Office Box 66100
                                  Chicago, IL  60666
                                  Telecopy:  (847) 700-4412
                                  Attention:  Frederic F. Brace
                                  with a copy to:

                                  Skadden, Arps, Slate, Meagher & Flom
                                  919 Third Avenue
                                  New York, NY  10022
                                  Telecopy:  (212) 735-2000
                                  Attention:  Thomas H. Kennedy, Esq.

                          (c)     If to UAL:

                                  UAL Corporation
                                  c/o United Air Lines, Inc.
                                  1200 Algonquin Road
                                  Elk Grove Township, IL  60007
                                  Attention:  Vice President Financial
                                               Planning and Analysis

                          (d)     If to Air Wisconsin:

                                  Air Wisconsin, Inc.
                                  c/o United Air Lines, Inc.
                                  1200 Algonquin Road
                                  Elk Grove Township, IL  60007
                                  Attention:  Vice President Financial
                                               Planning and Analysis

                          (e)     If to Air Wis:

                                  Air Wis Services, Inc.
                                  c/o United Air Lines, Inc.
                                  1200 Algonquin Road
                                  Elk Grove Township, IL  60007
                                  Attention:  Vice President Financial
                                               Planning and Analysis


                          SECTION 18.  Assignability.  This Agreement and the
various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect.

                          SECTION 19.  Headings.  The captions and other
headings contained in this Agreement are for reference purposes only and shall not be considered a part of or affect the construction and interpretation of any provision of this Agreement.

                          SECTION 20.  Termination.  Subject to the provisions
of Section 8 hereof, this Agreement shall terminate in its entirety as provided below.

                          (a)     This Agreement shall automatically terminate
in its entirety at such time as no Group Member owns any interest in Galileo Inc.'s common stock, provided that subject to section 20(b) below, if at such time a Distributor is a Group Member, this Agreement shall remain in effect with respect to such Distributor until the Distributor Agreement to which such Distributor is a party is terminated. This Agreement shall automatically terminate with respect to any Group Member at the time such Group Member ceases to be an Affiliate of the Group Member-Owner.

                          (b)     If a Distributor remains subject to this
Agreement pursuant to the proviso to section 20(a), this Agreement shall only apply to such Distributor and to the Affiliates of such Distributor in which such Distributor owns or controls 50% or more of the capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights, and not to any other Affiliates of such Distributor.

                          (c)     If the Group Member-Owner continues to own an
interest in Galileo Inc.'s capital stock, this Agreement will be terminable at the option of the Group Member-Owner on at least 12 months' prior written notice to Galileo, which notice may be given at any time after the second anniversary of the Effective Date; provided that (i) following the third anniversary of the Effective Date, this Agreement may be terminated at the option of the Group Member-Owner on at least 6 months prior written notice and
(ii) in any case, no notice may be given as long as a Group Member controls a Distributor. Upon such notice, (i) any Distributor formerly controlled by a Group Member shall lose all exclusive distribution and most favored nation rights under its Distributor Agreement, and (ii) Galileo, at its option, may terminate such Distributor Agreement, subject to the wind-down and transition provisions of Section 22 of such Distributor Agreement.

                          (d)     Upon the termination of this Agreement
pursuant to Section 20(a) or upon Galileo's receipt of notice of termination pursuant to Section 20(c), Galileo, at its option, may terminate any Sales Representation Agreement with any Group Member.

                          SECTION 21.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same instrument.

                                                     GALILEO INTERNATIONAL, INC.




                                            By /s/ Babetta R. Gray
                                              ----------------------------------
                                            Name:      Babetta R. Gray
                                            Title:     Senior Vice President,
                                                       Legal and General Counsel

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                                GALILEO INTERNATIONAL, L.L.C.



                                                By /s/ James E. Barlett
                                                  ------------------------------
                                                Name:    James E. Barlett
                                                Title:   President and
                                                         Chief Executive Officer



                                                COVIA LLC

                                                By UNITED AIR LINES, INC.
                                                   Member-Manager

                                                By /s/ Frederic F. Brace
                                                  ------------------------------
                                                Name:    Frederic F. Brace
                                                Title:



                                                UAL CORPORATION



                                                By /s/ Authorized Signatory
                                                  ------------------------------
                                                Name:
                                                Title:


                                                UNITED AIR LINES, INC.




                                                By /s/ Frederic F. Brace
                                                  ------------------------------
                                                Name:    Frederic F. Brace
                                                Title:   Financial Analysis and
                                                         Controller

                                                AIR WISCONSIN, INC.



                                                By /s/ Authorized Signatory
                                                  ------------------------------
                                                Name:
                                                Title:



                                                AIR WIS SERVICES, INC.



                                                By /s/ Authorized Signatory
                                                  ------------------------------
                                                Name:
                                                Title:

                                   APPENDIX I



                          1. Where a Group Member markets and distributes a Customized Product to other Customers through Neutral Travel Providers pursuant to Section 3(b) of this Agreement, the following shall apply. Subject to the provisions of paragraph 3 below, Galileo will be entitled to set terms, including price, and receive resulting revenue from Neutral Travel Providers for such Neutral Travel Providers' use of Customized Products, provided that such terms shall be commercially reasonable. The Group Member may conclude its own arrangements with such Neutral Travel Providers to the extent that such arrangements are not inconsistent with Galileo's terms, and Galileo will regularly make available to the Group Member information regarding its range of prices and terms. For the purposes of this paragraph 1, financial arrangements between a Group Member and a Neutral Travel Provider regarding the use of Customized Products which do not diminish the amount of revenue otherwise payable to Galileo for the use of such products will not be considered to be inconsistent with Galileo's price terms for such products.

                          2. In setting terms and conditions with respect to Owner-Developed Products pursuant to Section 3(c) of this Agreement, (a) Galileo may establish terms and conditions for such Owner-Developed Products that protect Galileo's legitimate business interests (including, without limitation, relationships with suppliers and resource utilization); and (b) [*].

                          3. Notwithstanding anything to the contrary herein, if (a) after the provisions of paragraphs 1 and 2 above and
         Section 3(c) of this Agreement have been satisfied, Galileo's fees and charges for such Customized Products or Owner-Developed Products (with booking fees and other charges to the Group Member weighted to reflect activity) are higher than the fees and charges of any Significant Competitor in the area of direct access products by [*] or more for comparable products and services based on functionality and delivery channel; (b) the Group Member provides Galileo with written notification of the foregoing, including the facts establishing that such Significant Competitor is a Significant Competitor (Galileo to provide such data in its possession as it is legally permitted to provide and as may be reasonably required by a Group Member to establish such facts) and a list of such Significant Competitor's comparable products and services and prices related thereto (Galileo to provide such data in its possession as it is legally permitted to provide and as may be reasonably required by a Group Member to establish such facts); and (c) Galileo's fees and charges for such products and services are higher than the fees and charges of such Significant Competitor by [*] or more [*] after Galileo's receipt of such notification, then the Group Member may, following an additional written notification to Galileo, connect such Customized Product or Owner-Developed Product to such Significant Competitor, provided that, if such product is a

         Customized Product, then the Group Member shall license such product from Galileo on terms and conditions that are the most favorable to the Group Member of (a) Galileo's then prevailing terms and conditions, (b) the terms that are commercially reasonable, having due regard to cost, and (c) the terms provided by Significant Competitors for substantially the same services. Galileo shall have no obligation to provide any customer support or service for Customized Products, Owner-Developed Products, or any other direct access products that are not requested by a Group Member or do not run against a Computer System used by Galileo to provide Reservations Services to Neutral Travel Providers and which do not generate booking fees payable to Galileo.

                          4. (a) Galileo will pay the relevant Distributor or other provider of support services, if any, a booking fee split pursuant to the applicable Distributor Agreement between Galileo and such Distributor or similar agreement between Galileo and the support provider, if any, for bookings made through either Customized Products or Owner-Developed Products, both of which run against a System used by Galileo to provide Reservation Services to Neutral Travel Providers and which result in payment of applicable booking fees to Galileo, in exchange for such provision of customer support and service for such Customized Products or Owner-Developed Products if requested by a Group Member, as the case may be, on terms agreeable to Galileo; (b) subject to clause (c) below, if requested by a Group Member, Galileo will provide standard customer support and service for such Customized Products or Owner-Developed Products, as the case may be, in territories in which the distributor is owned by Galileo, in territories in which there is no distributor, and in territories in which the distributor does not provide such customer support and service; and (c) in any territory in which Galileo has acquired the relevant Distributor, whether in connection with the IPO or thereafter, if requested by a Group Member, Galileo will provide, at no additional cost to the Group Member, no less than the customer support and service for such Customized Products or Owner-Developed Products as was provided by such Distributor as of February 28, 1997 (which customer support and service are set forth on Exhibit B hereto) for such Customized Products or Owner-Developed Products which result in the payment of full booking fees to Galileo, provided that if no such services are being provided at that date, Galileo shall, if requested by a Group Member, provide standard customer support and service for such Customized Products and Owner-Developed Products as specified in clause (b) of this paragraph. Upon request, Galileo will provide to a Group Member information regarding the standard customer support and service levels to be provided pursuant to clause (b) of this paragraph. In providing such service and in setting the terms and conditions (including price) for such service, Galileo shall give reasonable consideration to: (i) the services provided by Significant Competitors commensurate with prevailing market conditions in the market in which the Customer uses the product in question and the terms and conditions (including price) applied by such Significant Competitors for such services, (ii) each Group Member's reasonable commercial requirements, and (iii) Galileo's reasonable commercial requirements. The quantity, quality and service levels of the customer support and service provided without charge to any Group Member pursuant to clause (c) of this paragraph shall be no less than that provided without charge by Galileo to any other person, provided that the booking volumes generated by the Group Member's products and the costs of providing support to Group Member products are not materially different from the volumes and costs applicable to such other person.

                                   EXHIBIT A



                             AARB EXCLUSION PROCESS

                 In the event that the Airline Affiliate Review Board ("AARB") constituted pursuant to Section 7 of this Agreement shall consist of an even number of members which is greater than two, a Group Member-Owner's Air Carrier Affiliate's designee who would otherwise be entitled to participate in the AARB process shall be excluded from that process as provided herein.

                 GROUP MEMBER-OWNER'S
                 --------------------
                 AIR CARRIER AFFILIATE                      ASSIGNED NUMBER
                 ---------------------                      ---------------

                 British Airways                                  1

                 KLM                                              2

                 Swissair                                         3

                 United                                           4

                 US Airways                                       5

                 In the event that any owner of Galileo not associated with an Assigned Number as designated above shall become entitled to appoint an AARB member, each such owner shall receive an Assigned Number which follows, in ascending numerical order, the highest previously designated Assigned Number.

                 The Group Member representative excluded from the AARB shall be the representative of the Group whose Assigned Number appears as the units digit of the closing Dow Jones Industrial Average on the first Monday following the date on which the relief request notice issued pursuant to Section 7 is received by the Chairman of the Board (e.g., 7234.22: excluded Group is United), the Monday so chosen to be referred to hereinafter as the "Exclusion Day." If the number appearing as the units digit is not the Assigned Number of a Group which would be entitled to participate in the AARB process, the excluded Group Member representative shall be determined by the appearance of an otherwise participating Group Member's Assigned Number in the locations listed hereinafter, with such locations to be examined in the sequences listed, and with the process concluding upon the first appearance of an excludable Group's Assigned Number in a location:

                 (1) Closing Dow Jones Industrial Average on Exclusion Day, tenth-point digit (e.g., 7237.22: excludable Group is KLM);

                 (2)      Exclusion Day Dow Jones Industrial High, units digit;

                 (3) Exclusion Day Dow Jones Industrial High, tenth-point digit;

                 (4)      Exclusion Day Dow Jones Industrial Low, units digit;

                 (5) Exclusion Day Dow Jones Industrial Low, tenth-point digit;

                 In the event that the foregoing process does not produce a Group Member for exclusion from the AARB, or in the absence of a Dow Jones Industrial Average on the designated Exclusion Day, the excluded Group Member shall be chosen by the application of the foregoing process to the Dow Jones Industrial Average results produced on the next Business Day following the Exclusion Day. Such process shall be applied to each subsequent Business Day until a Group Member has been selected for exclusion from the AARB.

                 At any time after the selection of an excludable Group Member pursuant to the foregoing process and before the convening of the AARB, the Group Member seeking AARB review shall notify Galileo and each member of the Board of the Group Member excluded from the AARB. Any party (including Galileo) may object to such notice on the grounds that the excludable Group Member was improperly selected, and upon any failure to resolve such dispute, any party may seek resolution of the dispute via the arbitration provisions of this Agreement. A dispute regarding the composition of the AARB shall, for its duration, toll the running of any of the time periods established for AARB review by Section 7 of this Agreement.

                                   EXHIBIT B

                                      NONE

                                    ANNEX I

                             TECHNICAL DEFINITIONS

                 "Accounting Services" means the computerized recording or accounting of the services or transactions of Neutral Travel Providers or Other Customers by those Persons, including the generation or preparation of financial reports or records of Neutral Travel Providers or Other Customers by those Persons.

                 "Affiliate" means, with respect to any entity at any time, a Person (i) that at such time owns or controls, directly or indirectly, 50% or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, (ii) 50% or more of whose capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights at such time is owned or controlled, directly or indirectly, by such entity or (iii) 50% or more of whose capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights at such time is owned or controlled, directly or indirectly, by another Person that at such time owns or controls, directly or indirectly, 50% or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights; provided, however, that Galileo shall be deemed not to be an "Affiliate" of any Owner or any Affiliate thereof; and provided, further, that (i) no Owner shall be deemed to be an "Affiliate" of any other Owner or any Affiliate thereof solely by virtue of its Galileo Interest; and (ii) Instituto Per La Riconstruzione Industriale S.p.A., the Government of the Republic of Ireland and any ministry thereof, the Republic of Austria and its agencies, the Republic of Greece and its agencies, the Republic of Portugal and its agencies, and the Government of The Netherlands or any political subdivision or instrumentality thereof shall not be deemed to be an "Affiliate" of any Person.

                 "Airline Information" means information and data (including PNR, TCN, and SIR data) generated from the provision of Internal Reservations Services, Cargo Services, Commercial Services, Other Customer Reservations Services or Internal Airline Services by Galileo to, or on behalf of, such airline and its Coordinated Associates and Marketing Associates, or generated from computer systems operations associated therewith. Airline Information will include, for a particular airline, its specific frequent flier information, the identification numbers of its Internal Reservations Services booking/ticketing agents, and its proprietary inventory management categories and revenue per fare categories.

                 "Airline Information Database" means the computer data files of Airline Information of Customer and Customer's Coordinated Associates.

                                 Annex I - 1

                 "Airline Office" means a retail sales outlet of an airline that is not a Neutral Travel Provider and that (i) is open and available to the public generally, (ii) is managed and, if staffed, is staffed by Airline Staff at the airline's cost, and (iii) primarily engages in the sale of products and services of, and servicing the customers of, that airline and, ancillary thereto, sells the products and services of other Vendors. "Airline Office" will include retail sales facilities shared by two or more airlines but will exclude locations that, immediately prior to being managed and staffed at the airline's cost, were going concern Neutral Travel Providers.

                 "Airline Staff" means an individual who is not otherwise engaged in the provision of Distribution Services on behalf of a Neutral Travel Provider and who is either (i) a regular full-time or part-time employee of an airline or group of airlines; or (ii) an independent contractor or employee thereof retained by an airline to deal with the public solely as a representative of that airline.

                 "Air Vendor" means a Vendor that is an airline.

                 "Application Software" means computer programs that execute on System Software to provide an isolatable business functionality or output to an end user.

                 "ARINC" means Aeronautical Radio, Inc.

                 "Business Day" means any day except a Saturday, Sunday, or other day on which commercial banks in Chicago, Illinois are authorized by law to close.

                 "Cargo Services" means the provision of computerized services in relation to freight, goods, and mail.

                 "Commercial Services" means the computerized distribution of information, services, or products, other than Reservations Services, to end users thereof, including economic, financial, commodities, and other market information and data direct marketing, electronic mail, electronic data interchange, and intra-company distribution services.

                 "Common Stock" means the common stock, par value $0.01 per share, of Galileo.

                 "Communications Facilities Management" means (i) the design and configuration of a Network, (ii) the provisioning of Network components including installation of circuits, (iii) the operation, repair, and maintenance of Network components including resolution of circuit problems,
(iv) negotiation of rates with third-party telecommunications providers, and
(v) the establishment of interconnections that enable the routing of voice traffic over data circuits.

                                 Annex I - 2

                 "Communications Services" means the transmission of data or voice messages by means of a Network.

                 "Computer Services Agreement" means any of the Amended and Restated Computer Services Agreements entered into between Galileo and each of United, British Airways, Galileo Japan, Olympic, Alitalia, Aer Lingus, Swissair, TAP, KLM, Austrian Airlines and US Airways individually.

                 "Computer System" or "System" means (i) the Galileo computer hardware, including central processing hardware, separate functional processors, routers and link processors, test systems, and storage devices, and
(ii) all other Galileo agreements, facilities, equipment, software, other assets, or personnel which Galileo uses or maintains for the generation of Reservations Services.

                 "Confidential Information" means any and all confidential matters relating to the Business, including, without limitation, financial, marketing, technical and commercial information, which are (i) not otherwise in the public domain, (ii) not otherwise in the rightful possession of a Group Member from third parties having no obligation of confidentiality to an Owner or Galileo or (iii) not required under compulsion of law to be disclosed by any Group Member or its representatives (through oral question, interrogatory, subpoena, civil investigative demands or similar process).

                 "Coordinated Associate" means any carrier that uses Customer's designator code in the Display of certain designated flights and, with respect to such flights, does not use its own designator code.

                 "Core CRS" means the programs and logic within a CRS that manage displays and traveler data. It specifically excludes functions performed on Separate Functional Processors such as fares, cars, and hotel sub-systems.

                 "Cost" means Cost as defined in Exhibit A hereto.

                 "CPE" means Customer Premises Equipment.

                 "CRS" means computer reservations system, including a Core CRS and any Separate Functional Processors that are required to provide Reservations Services.

                 "CRS Rules" means all rules and regulations, issued by any governmental authority having jurisdiction with respect to such issuance, applicable to the Business or the provision of computerized reservations services generally.


                                 Annex I - 3

                 "Customer" means any Person that contracts for or receives services under a Computer Services Agreement.

                 "Customer Premises Equipment" or "CPE" means equipment such as gateways, local area networks (LANs), printers, file servers, computer terminals, workstations, cardreaders, bar code readers, information displays (FIDS, BIDS, CIDS, and other information displays), and similar equipment.

                 "Customer Software" means software (a) (i) owned by Customer,
(ii) licensed by Customer from third parties or Galileo, or (iii) provided to Galileo through Customer by a Coordinated Associate, and (b) used by Galileo in the Computer System, pursuant to the terms of licensing agreements between Customer and Galileo.

                 "Customized Products" means, to the extent that an Owner or any of its Affiliates develops, markets or distributes any Direct Access Product, such product (i) customized by such Owner itself or at its direction or (ii) customized by Galileo on behalf of such Owner or any of its Affiliates pursuant to a Programmer Support Agreement or a Computer Services Agreement.

                 "Database" means (i) all data and databases resident in the Computer System and maintained by Galileo for the provision of Reservations Services to Neutral Travel Providers, and (ii) Marketing Information provided to Customer pursuant to the terms of the Participation Agreement and the Airline Information of Customer and its Coordinated Associates and Marketing Associates, but in each of (i) and (ii) above, excluding (x) Airline Information of other airlines and (y) all information or data generated from the provision of Reservations Services to Neutral Travel Providers or other Marketing Information that Customer is not otherwise entitled to receive under the Participation Agreement or the Transaction Agreement.

                 "Data Network" means a controlled and managed system of hardware and software that is (a) used to transmit messages between (i) a CPE and one or more Host Systems, (ii) two Host Systems (except when they are channel attached or high speed channel connected through local computer networks), or (iii) two end-user devices in point-to-point mode, and (b) includes links or interfaces to other networks, third-party data transmission or processing services, and international data transmission services (including, but not limited to, SITA and ARINC). A Data Network includes, but is not limited to, communications processors, concentrators, routers, modems, multiplexors, analog or digital circuits, and related agreements, assets, and personnel. A Data Network does not include CPEs.

                 "Direct Access Distribution Channel" shall mean and include any Third Party Distributor and any Third Party Network.

                                 Annex I - 4

                 "Direct Access Products" means any Galileo product that incorporates a user-friendly or intuitive interface and is designed primarily for use by Other Customers although such products may be used by Neutral Travel Providers in their neutral capacity; such products include, without limitation, Personal Apollo, Corporate Apollo, Personal Galileo and Corporate Galileo.

                 "Display" means the display or displays of airline schedules, fares, fare rules, fare footnotes and seat availability generated by the Computer System in accordance with algorithms constructed on the basis of Display Rules.

                 "Display Rules" means anything that affects the ordering of flights or presentation of fares within any Display generated by the Computer System. Without limiting the generality of the foregoing, examples of Display Rules include, but are not limited to, for each Display, (i) the geographic territory for which the Computer System may generate that Display, (ii) whether that Display is the primary Display for that territory, (iii) which Displays may be generated as secondary Displays for that territory, (iv) the mechanism by which Subscribers choose or modify their choice of the primary Display in that territory, (v) the operation of the playpen (if applicable) for that Display, (vi) the specification of itinerary sequencing and sorting criteria for that Display, and (vii) the specification of defaults for that Display, including, but not limited to, minimum connect times and penalties.

                 "Distribution Services" means Reservations Services and Accounting Services, but excluding Internal Reservations Services, Cargo Services, Commercial Services, Internal Airline Services and Non-Air Vendor Internal Services.

                 "Galileo" means Galileo International, Inc., a Delaware corporation.

                 "Galileo Software" means software (i) owned by Galileo, or
(ii) licensed from third parties by Galileo and in each case (i) and (ii) that operates on the Computer System.

                 "Gateway Router" means the hardware and software used to connect the Computer System to a National System.

                 "General Sales Agent" means a general sales agent of an airline as defined in Exhibit B hereto.

                 "Group" means Customer, Customer's Owner Affiliate, any Distributor owned, in whole or in part, by such Owner or its Affiliate, the Ultimate Parent Entity of such Owner, any airline Affiliate of any of the foregoing, and the Affiliates of any of them (each individually a "Group Member").

                                 Annex I - 5

                 "Group Products" means the services and products (including air/non-air travel packages which may include ancillary air segments on non-Group Member airlines) of a single Group Member, its Affiliates and its code-sharing partners, as Vendors.

                 "Host System" means a large-scale system of hardware and software, including but not limited to, central processing devices, storage devices, routers and link processors, and high-speed channel-connected local computer networks, which system is used by multiple users located in premises broadly distributed over a large geographic area and concurrently processes multiple end-user applications.

                 "Interest" means (i) with respect to an Owner who owned, prior to the IPO, more than 2% of Galileo International Partnership, 1% or more of Galileo, and (ii) with respect to an Owner who owned, prior to the IPO, 2% or less of Galileo International Partnership, the amount of Galileo owned by such Owner on the closing of the IPO, provided that such amount is at least 0.005% of the Common Stock outstanding immediately prior to the IPO, provided that if, at any time after the IPO, Galileo issues additional shares of Common Stock and, as a result of such issuance, an Owner falls below the percentage interest required by clause (i) or clause (ii) above, such issuance shall be excluded from the determination of the Interest of such Owner.

                 "Internal Airline Services" means (i) the following services, and (ii) any other airline operational, competitive, or maintenance services for which Customer, if acting in a commercially reasonable manner, would require access to or use of the Computer System and Galileo Software in order to obtain such services. "Internal Airline Services' shall not include Internal Reservations Services.

                 (1) Operational Services: airline seat inventory or seat assignment control, waitlist processing, departure control, concierge or frequent flier services, food services, passenger or baggage check-in or handling, aircraft or gate scheduling or operations;

                 (2) Fares and Availability Display Services: fares and availability display services to (i) airport facilities, (ii) reservations centers, (iii) Airline Offices, or (iv) other facilities, in each case (i) through (iv) operated by Customer or its Coordinated Associates or Marketing Associates, (v) hosted customers of Customer, and (vi) General Sales Agents;

                 (3) Non-Air Vendor Services: Reservations Services with respect to the services and products of Non-Air Vendors to (i) airport facilities, (ii) reservations centers, (iii) Airline Offices, or (iv) other facilities, in each case (i) through (iv) operated by Customer or its Coordinated Associates or Marketing Associates, and (v) General Sales Agents;

                                 Annex I - 6

                 (4) Competitive Services: inventory management or control, yield management, group marketing, and competitive airline distribution analyses, forecasts, sorts, and reports;

                 (5) Maintenance Services: updating, maintenance, and support of (i) aircraft schedule change and passenger and seat re-accommodation; (ii) domestic, international, and group marketing databases of Customer, (iii) airline fares, fare rules, and fare footnotes, (iv) historical pricing and fares databases, and (v) pricing and proration functions used for revenue accounting purposes;

                 (6) Software Operation: operation on the Computer System by Galileo of software owned or licensed by Customer and provided at no cost to Galileo by Customer and the receipt of services therefrom, provided that such software shall be compatible with the Computer System operating system software;

                 (7) Database: access by Customer to the Database in accordance with the PSA and the provision to Customer by Galileo of any information from the Database in any format or any extract, compilation, arrangement, or manipulation thereof; and

                 (8) Access Services: access by Customer to the Computer System and Galileo Software to perform or receive any of the above.

                 "Internal Reservations Services" means the provision of Reservations Services to (i) airport facilities, (ii) reservations centers,
(iii) Airline Offices or (iv) other facilities, in each case (i) through (iv) operated by Customer (including services operated on behalf of Customer by a third party) or its Coordinated Associates or Marketing Associates, and (v) General Sales Agents.

                 "IPO" means the underwritten initial public offering of shares of Common Stock of Galileo pursuant to an effective Registration Statement on Form S-1 under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                 "Limited Air Charter" means an air charter service Vendor (other than "seat only" air charters) that is receiving Distribution Services through a National Product and for which Galileo does not offer a comparable International Product.

                 "Marketing Associate" means any carrier that uses Customer's designator code in the Display of certain designated flights and, with respect to such flights, also uses its own designator code.

                 "Marketing Information" means all domestic and international marketing, booking, or sales data (including all MIDT, PNR, TCN, and SIR data but excluding Airline

                                 Annex I - 7

Information) generated by Galileo from the provision of Reservations Services to Neutral Travel Providers.

                 "MIDT" means Marketing Information Data Tape.

                 "Network" means either a Data Network or a Voice Network, or both, depending upon the context in which the term is used.

                 "Neutral Travel Provider" means any Person, other than a Vendor, that sells the products and services of Vendors and holds itself out as a neutral source of information regarding Vendors and their services or products or is otherwise deemed to be a Neutral Travel Provider pursuant to CRS Rules.

                 "Non-Air Vendor" means a Vendor that is not an airline (other than Limited Air Charters).

                 "Non-Air Vendor Internal Services" means in relation to Non-Air Vendors, all services that are similar in function to those services described in relation to Air Vendors as being Internal Airlines Services.

                 "Non-Neutral Travel Business" means with respect to an Owner's Group, that portion of the business of a Neutral Travel Provider that constitutes its activities as a wholesaler, consolidator, tour operator, package travel provider, or cruise line, that is limited solely to the sale and ticketing of Group Products.

                 "Other Customer" means any Person other than (i) an air Vendor, or (ii) a Neutral Travel Provider, except that, with respect solely to the provision of Group Products, Other Customer will include a Neutral Travel Provider that limits use of such Group Products strictly to its Non-Neutral Travel Business.

                 "Other Customer Reservations Services" means the provision of Reservations Services to Other Customers.

                 "Owner" means a stockholder of Galileo that was (or whose Affiliate was) previously a partner of Galileo International Partnership.

                 "Owner-Developed Product" means a direct access or similar product that is developed by an Owner or any other party, including without limitation, Galileo, on behalf of such Owner or its Affiliates, in each case, at such Owner's or such Affiliate's own cost and with such Owner's or such Affiliate's own specifications; provided, however, that Owner-Developed Products shall not include Customized Products.

                                 Annex I - 8

                 "Parity Principles" means the assurance that all CRS neutral functions and features related to the provision of CRS services to Neutral Travel Providers are equivalent for all Owners, whether hosted or non-hosted within the CRS, regardless of which Core CRS is used or the territory in which the CRS is deployed.

                 "Participating Airline" means an air carrier that has executed and is in good standing under a Participation Agreement.

                 "Participation Agreement" means an air carrier participation agreement, between a Customer and Galileo, as it may be amended or restated from time to time.

                 "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

                 "PNR" means passenger name record.

                 "PSA" means a Programmer Support Agreement between a Customer and Galileo.

                 "Reservations Services" means (i) the computerized display of Vendor schedules and Vendor service or product availability including the price thereof, (ii) the reservation, sale, or ticketing of the services or products of Vendors, and (iii) the display of any other information provided by Vendors describing a Vendor's products or services.

                 "Separate Functional Processing" means hardware and software used to deliver one or more functions shared between the Apollo and Galileo CRSs.

                 "SIR" means sales interface record.

                 "SITA" means Societe Internationale de Telecommunications Aeronautiques.

                 "Software" means, collectively, Application Software, System Software, and Utility Software.

                 "Subscribers" means Neutral Travel Providers and Other Customers that have subscribed for Reservations Services.

                 "System Software" means computer programs that, in conjunction with the control features and facilities of the computer hardware itself, manage the internal resources of a computer system (such as processing cycles and memory), control the function of a computer system's peripheral devices, allow one physical or logical device to communicate

                                 Annex I - 9
with another physical or logical device, and provide the basic services of the computer system to Utility Software and Application Software.

                 "TCN" means ticket control number.

                 "Third Party Distributor" shall mean any third party that distributes or markets direct access products, including, without limitation, any electronic information service provider, such as Prodigy, CompuServe, Genie, OnLine America, Microsoft Network or Minitel, and any other distributor using any delivery technology or system, including, but not limited to, a smart or display telephone, a cable or interactive television system, personal digital assistant, personal digital communicator or a wireless communications network.

                 "Third Party Network" shall mean any Network provided by a third party that is used to provide the connection between the Galileo System and any potential direct access product user.

                 "Ultimate Parent Entity" means, with respect to any Person, that Person or such Affiliate of such Person that is a Person not controlled by any other Person. For purposes of this definition the term "control" means:
(a) either (i) holding more than fifty percent (50%) of the outstanding voting securities of a Person; or (ii) in the case of a Person that has no outstanding voting securities, having the right to more than fifty percent (50%) of the profits of such Person, or having the right in the event of a dissolution to more than fifty percent (50%) of the assets of such Person; or (b) having the contractual power presently to designate more than fifty percent (50%) of the directors of a corporation, or in the case of unincorporated entities, of the individuals exercising similar functions; provided, that, Instituto Per La Riconstruzione Industriale S.p.A., the Government of the Republic of Ireland and any ministry thereof, the Republic of Austria and its agencies, the Republic of Greece and its agencies, the Republic of Portugal and its agencies, and the government of The Netherlands or any political subdivision or instrumentality thereof shall not be deemed to be the "Ultimate Parent Entity" of any Person.

                 "Utility Software" means computer programs that execute on System Software to provide generic services to Application Software, or to end users. Utility Software includes, but is not limited to, computer language compilers, linkage editors, file sorts and merges, source code editors, file copy programs, database management programs, and report generators.

                 "Vendor" means a vendor of travel-related services, such as an airline, rail company, ferry operator, hotel, rental car company, tour, package, or cruise operator, or travel insurance company, that participates in Reservations Services.

                                Annex I - 10

                 "Voice Network" means switched telecommunications services, including all 800 and 888 services, outbound Wide Area Telephone Services
(WATS), toll service, central office service, credit card service, local telephone service, director service, local switching and long distance network access services, tie-line service, foreign exchange (FX) service, international voice telecommunication services, remote call forwarding service, voice mail services, and all other voice telecommunications services relating to pagers, mobile telephone, interfaces to public address services, and conference bridging.



                                Annex I - 11

                               ANNEX I--EXHIBIT A


                               DEFINITION OF COST


This Exhibit A defines "Cost" for the purpose of Annex I.

                             PART I.  INTRODUCTION

1. Definitions. Unless otherwise defined in this paragraph 1, all capitalized terms used in this Exhibit shall have the meaning ascribed to them elsewhere in this Exhibit, or, if not otherwise defined herein, in Annex I. As used in this Exhibit, the terms listed in this paragraph 1 shall have the meaning provided for each:

         "Allocation" means a rule or process by which an Expense is apportioned to more than one Service Unit. Such a rule or process shall result in the apportionment of one-hundred percent (but not more than one-hundred percent) of an Expense to Expense Categories, Service Unit Categories, or Service Units, as the case may be.

         "Amortized Cost" means the Expense of an intangible asset that (i) is determined pursuant to GAAP, and (ii) is not recognized fully on the income statement of Service Provider in a single Accounting Period but which is amortized over more than one Accounting period. For the purposes of the Method, amortization shall be as recorded on Service Provider's financial statements pursuant to GAAP.

         "Cost of Capital" means the result of the calculation described in paragraph 3.B. below.

         "Depreciated Cost" means the Expense (including capital lease expenses) of a tangible asset that (i) is determined pursuant to GAAP, and (ii) is not recognized fully on the income statement of Service Provider in a single Accounting Period but which is depreciated over more than one Accounting Period. For the purposes of the Method, depreciation shall be recorded on Service Provider's financial statements pursuant to GAAP.

         "Direct Cost" means an Expense that can be (i) specifically identified with the production of a Service Unit, (ii) is variable with the production of such a Service Unit, and (iii) is proportional (though not necessarily on a one-on-one basis) to the production of such a Service Unit.
                                Annex I - 12

         "Effective Date" means the date upon which the Services Agreement becomes effective as provided in the Services Agreement.

         "Expense" means costs incurred in the conduct of a business that, pursuant to GAAP, are reported on the income statement of that business. Expenses shall include actual payments or accruals, whichever is appropriate pursuant to GAAP, for a particular cost.

         "Expense Category" means that grouping of Expenses related to the major lines of business of Service Provider. An Expense category may not overlap with another Expense Category. Expense Categories are hierarchically superior to Service Unit Categories. The initial Expense Categories for the Services Agreement shall be detailed in the Services Agreement.

         "Fully Allocated Cost" means, for each Service Unit provided to Customer by Service Provider pursuant to the Services Agreement, Service Provider's actual Direct Costs, Indirect Costs, General Overhead Costs, Depreciated Costs plus Cost of Capital, and Amortized Costs plus Cost of Capital that Service Provider incurs to provide that Service Unit to Customer. Other than as provided in paragraph 4, below, Fully Allocated Costs are not predicted, planned, budgeted, or forecast Expenses.

         "Funds Rate" means the following quantity divided by 12: the average of the prevailing dollar-denominated 60 day London Interbank Offered Rate (LIBOR), as reported in the Wall Street Journal for the last Business Day of each calendar month of each Half Year plus 200 basis points.

         "GAAP" means Generally Accepted Accounting Principles as defined by the Financial Accounting Standards Board and applied within the United States.

         "General Overhead Cost" means all Expenses that (i) are not variable with the production of a Service Unit, (ii) are neither Direct Costs nor Indirect Costs, and (iii) are of a type such that such Expenses would continue to be incurred, though not necessarily at the same dollar level, regardless of the volume or level of Service Provider's operations. General Overhead Costs may include Amortized Costs and Depreciated Costs. As used in the Method, General Overhead Costs shall be an Expense Category separate and distinct from other Expense Categories.

         "Half Year" means a period during which the Services Agreement is effective (i) either from January 1 through June 30, inclusive, of a single calendar year, or (ii) from July 1 through December 31, inclusive, of a single calendar year. The period from the Effective Date until the next June 30 or December 31, whichever date shall occur first after the Effective Date, shall be considered a Half Year.


                                Annex I - 13

         "Incentive Costs" means Service Provider's Expense for profit sharing, incentive compensation, long-term incentive programs or other similar programs or benefits.

         "Indirect Costs" means an Expense that (i) is related to but cannot be specifically identified with the production of a Service Unit, (ii) is neither a Direct Cost nor a General Overhead Cost, (iii) may include Amortized Costs, and Depreciated Costs, and (iv) may or may not be variable with the production of such Service Unit.

         "Permitted Costs" means Service Provider's Expenses but not including Incentive Costs.

         "Price" means a dollar amount calculated following the Method.

         "Price List" means a list of all Prices for Service Units provided by Service Provider to Customer under the terms of the Services Agreement.

         "Services Agreement" means an agreement between Customer and Service Provider for the provision to Customer of the products or services of Service Provider.

         "Service Unit" means a measurement of the quantity of services provided (i) solely to Customer and pursuant to the terms of the Services Agreement, or (ii) to other customers of Service Provider but not to Customer, or (iii) to other customers of Service Provider and also to Customer. The initial Service Units provided under the Services Agreement shall be detailed in the Services Agreement.

         "Service Unit Category" means those Expenses related to the production of a type of service. Service Unit Categories are hierarchically inferior to Expense Categories and hierarchically superior to Service Units. A Service Unit Category may not overlap with another Service Unit Category. The initial Service Unit Categories provided under the Services Agreement shall be detailed in the Services Agreement.


                                PART II:  METHOD

2. General Principles. Prices shall be calculated following the principles and procedures in paragraphs 2 through 5, inclusive. Such procedures and principles shall collectively be referred to as the "Method."

         A. Assignment Rules. The total Expenses (other than Incentive Costs) of Service Provider shall be assigned in a step-wise, hierarchical manner (i) first to all Expense Categories with the result that the sum of Expenses (other than Incentive Costs) assigned to such Expense Categories shall equal Service

                                Annex I - 14

                 Provider's total Expenses (other than Incentive Costs) for the Half Year for which the assignment is made, (ii) second, within individual Expense Categories other than the General Overhead Cost Expense Category and following the assignment of the General Overhead Cost Expense Category as provided in paragraph 3.E. below, to the Service Unit Categories within each individual Expense Category with the result that the sum of such Service Unit Categories shall equal Service Provider's total Expenses for such Expense Category for the Half Year for which the assignment is made.

         B. Minimal Allocation Rule. With the objectives of avoiding disputes and clarifying the operation of the Method, the use of Allocations shall be minimized and whole dollar assignments of Expenses shall be made in the Method insofar as possible.

         C. Service Unit Prices. Prices for Services shall be determined by calculating individual Prices for individual Service Units, expressed as dollars per unit of Service Unit volume measurement.

         D. Fully Allocated Costs. Prices for Service Units shall be calculated using Fully Allocated Costs.

         E. No Markup. No markup, profit margin, rate of return, or any other such number, factor, or rate shall be applied by Service Provider in any manner in any calculation performed pursuant to the Method. This principle shall not pertain to Cost of Capital.

         F. Use of GAAP. GAAP shall be used to govern all accounting policies related to the Method.

         G. No Double Charges. Each Price shall be calculated so as to ensure that such Price shall not result in Service Provider charging Customer more than once for the same Expense dollars. Service Provider shall ensure that the principle expressed in this paragraph is applied.

         H. Information and Adjustments to Calculations. Service Provider shall provide to Customer any information that Customer reasonably requests, and that is in Service Provider's possession, related to any of the Allocations or other calculations undertaken by Service Provider as a result of the provisions of this Exhibit. Service Provider shall make any adjustments to calculations that are necessary to conform to the Method.


                                Annex I - 15

3.       Procedure.  The Method shall follow this procedure:

         A. Specification of Services List. A list of Expense Categories, Service Unit Categories, Service Units, and Service Unit volume measurements for which Prices are to be calculated is defined ("Services List"). The initial Services List effective upon the Effective Date for the Services Agreement shall be detailed in the Services Agreement.

         B. Calculation of Cost of Capital. The Cost of Capital is calculated using the following formula:

                          Cost of Capital shall equal:

                          (i)     60 divided by x

                          (ii)    where x equals the result of

                                  1 - (1 + Funds Rate)  - 60
                                  --------------------------
                                           Funds Rate

         C. Calculation of Services Volumes. For each Service Unit Category detailed on the Services List, Service Provider shall calculate the actual total volume that Service Provider produced of Service Units (of all types) within such Service Unit Category during the previous Half Year (for Service Provider and all customers of Service Provider). The volume calculated for each Service Unit type within such Service Unit Category shall be called the "Service Unit Volume" for such Service Unit type.

         D. Assignment of Expenses to Expense Categories. Individually for each Expense Category, the Permitted Costs shall be assigned to Expense Categories. Subject to the Minimal Allocation Rule, in the case of Indirect Costs, Amortized Costs, or Depreciated Costs, an Allocation may be used to divide such Indirect Costs, Amortized Costs, or Depreciated Costs among more than one Expense Category.

         E. Assignment of the General Overhead Costs Expense Category. Following the assignment detailed in paragraph 3.D., the General Overhead Cost Expense Category shall be assigned to each other Expense Category by adding to each such Expense Category the result of multiplying (x) the ratio of (i) the dollar amount of such Expense Category divided by (ii) the total dollar amount of all

                                Annex I - 16

                 Expense Categories other than the General Overhead Cost Expense Category, by (y) the dollar amount of the General Overhead Cost Expense Category.

         F. Assignment of Expense Categories to Service Unit Categories. Individually for each Service Unit Category within an Expense Category, the total of the Permitted Costs assigned to such Expense Category, as provided in paragraphs 3.D. and 3.E., shall be assigned to such Service Unit Categories within such Expense Category with the result that the sum of all Service Unit Categories for such Expense Category equals the total of the Permitted Costs assigned to such Expense Category.

         G. Calculation of Prices. For each Service Unit Category, the Price for each Service Unit within such Service Unit Category shall be calculated following these steps:

         STEP 1. Calculation of Direct, Indirect, and General Overhead Cost
Pool.

         Individually for each Service Unit type within such Service Unit Category, the Permitted Costs that are either Direct Costs, Indirect Costs, or General Overhead Costs related to the provision of Service Units within that Service Unit Category by Service Provider shall be summed. The result of this calculation shall be called the "Direct, Indirect, and General Overhead Cost Pool" for such Service Unit type. In the case of Indirect Costs or General Overhead Costs, an Allocation may be used to divide such Indirect Costs or General Overhead Costs among more than one Service Unit type within that Service Unit Category.

         STEP 2. Calculation of Amortized Cost Pool.

         Individually for each Service Unit type within such Service Unit Category, the Permitted Costs that are Amortized Costs related to the provision of Service Units within that Service Unit Category by Service Provider shall be (x) summed, and (y) the sum (x) shall be multiplied by the Cost of Capital. The result (y) of this calculation shall be called the "Amortized Cost Pool" for such Service Unit type within that Service Unit Category. In the case of Amortized Costs, an Allocation may be used to divide such Amortized Costs among more than one Service Unit type within that Service Unit Category.

         STEP 3. Calculation of Depreciated Cost Pool.

         Individually for each Service Unit type within such Service Unit Category, the Permitted Costs that are Depreciated Costs related to the provision of such Service Unit type within that Service Unit Category by Service Provider shall be (x) summed,

                                Annex I - 17
         and (y) the sum (x) shall be multiplied by the Cost of Capital. The result (y) of this calculation shall be called the " Depreciated
         Cost Pool" for such Service Unit type within that Service Unit Category. In the case of Depreciated Costs, an Allocation may be used to divide such Depreciated Costs among more than one Service Unit type within that Service Unit Category.

         STEP 4. Calculation of a Service Unit's Total Cost Pool.

         Individually, for each Service Unit type within such Service Unit Category, the Direct, Indirect, and General Overhead Cost Pool for such Service Unit type within that Service Unit Category, the Amortized Cost Pool for such Service Unit type within that Service Unit Category, and the Depreciated Cost Pool for such Service Unit type within that Service Unit Category shall be summed. The result of this calculation shall be termed the "Total Cost Pool" for such Service Unit type within that Service Unit Category.

         STEP 5. Calculation of a Service Unit's Price.

         Individually, for each Service Unit type within such Service Unit Category, the Total Cost Pool for such Service Unit type within that Service Unit Category shall be divided by the Service Unit Volume for such Service Unit type within that Service Unit Category. The result of this calculation shall be the Price for such Service Unit type within that Service Unit Category.

4. Revision of Service Units. Service Provider may add to or otherwise revise the list of Service Units for the Services Agreement and the corresponding Price for Service Units at any time, provided, however, that Service Provider may not unbundle or reorganize prices or cost pools for the purpose of increasing charges to Customer. In the event that a revision to the list of Service Units is necessitated by the addition of a Service Unit for which (i) a Price was not previously calculated, and (ii) no Direct Costs have been incurred by Service Provider, then Service Provider may calculate a Price for such additional Service Unit using a projection of Expenses related to the provision of such Service Unit.

5. Effective Price List. For each Half Year, a Price List shall be used by Service Provider to invoice Customer for Services provided under the terms of the Services Agreement.

         A. Initial Prices. Upon the Effective Date of the Services Agreement the initial Price List ("Initial Price List") for Services provided by Service Provider under the terms of the Services Agreement shall be the Prices detailed in an exhibit to the Services Agreement. Such Initial Price List shall be used


                                Annex I - 18
                 through the last day of the Half Year that follows the Effective Date of the Services Agreement. The worksheets and other materials used to calculate the Initial Price List, pursuant to the Method, shall be attached to the Services Agreement.

         B. Price List Recomputation. At the conclusion of each Half Year Service Provider shall undertake a Price List recomputation ("Price List Recomputation"). For the Half Year ending each June 30, the Price List Recomputation shall be provided to Customer by August 15. For the Half Year ending each December 31, the Price List Recomputation shall be provided to Customer by February 15. The Price List Recomputation shall be undertaken following these steps:

                 1. Prices ("Step One Prices") for each Service Unit shall be calculated using (i) the Method, (ii) actual Expenses for the immediately preceding Half Year, and (iii) actual volumes for Service Units produced by Service Provider for the immediately preceding Half Year. The Step One Prices shall become the Effective Prices for the then-current Half Year.

                 2. The difference, if any, between the Step One Price for a Service Unit and the corresponding Price for such Service Unit on the effective Price List for the immediately preceding Half Year shall be multiplied by the sum of (x) one plus (y) the product of the Funds Rate and six. This result is the "Price Adjustment Factor." The Price Adjustment Factor for each Service Unit shall be multiplied by the volume invoiced by Service Provider to Customer for such Service Unit during the preceding Half Year ("Adjusted Charge"). The sum of the Adjusted Charges for all Service Units shall be divided by six ("Net Adjustment"). If the Net Adjustment is greater than zero, then Service Provider shall invoice Customer each month during the then-current Half Year an amount equal to the Net Adjustment. If the Net Adjustment is less than zero, then Service Provider shall give a credit to Customer each month during the then-current Half Year an amount equal to the Net Adjustment.


                                Annex I - 19

                              ANNEX I -- EXHIBIT B











                                Annex I - 20

 THE FOLLOWING SCHEDULE HAS BEEN PREPARED PURSUANT TO RULE 12b-31 UNDER THE
                       SECURITIES EXCHANGE ACT OF 1934


                         SCHEDULE I TO EXHIBIT 10.5

               DOCUMENTS THAT HAVE NOT BEEN FILED AS EXHIBITS
            BECAUSE THEY DO NOT CONTAIN ANY MATERIAL DIFFERENCES
                              FROM EXHIBIT 10.5

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., Air Canada, Resnet Holdings, Inc., Air Alliance, Inc., Air BC Limited, Air Nova and Air Ontario.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., US Airways Group, Inc., US Airways, Inc. USAM Corp., Jetstream International Airlines, Inc., Pennsylvania Commuter Airlines, Inc. and Piedmont Airlines, Inc.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., Alitalia Aeree Italiane S.p.A. and Sigma Travel Systems S.p.A.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., Retford Limited, Timas Limited, Aer Lingus plc, Compania Hispano Irlandesa D'Avacion S.A. and Aer Lingus Commuter Limited.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., Olympic Airways S.A., Olynet, Inc., Galileo Hellas S.A., Olympic Aviation S.A. and Macedonian Airlines S.A.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., Coporga, Inc. and Transportes Aeros Portugueses S.A.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., SAir Group Ltd., Swissair Swiss Air Transport Company Limited, Roscor A.G., Crossair Ltd. Co. and Balair - CTA Ltd.

Amended and Restated Non-Competition Agreement dated as of July 30, 1997 among Galileo International, Inc., Galileo International, L.L.C., Austrian Airlines, Oesterreichische Luftverkehrs Aktiengesellschaft, Travidata, Inc., Traviaustria Datenservice Fuer Reise Und Touristik GmbH and Austrian Airtransport, Oesterreichische Flugbetriebs GmbH.